Exhibit 7.1

SEALE and BEERS, CPAs
PCAOB & CPAB REGISTERED AUDITORS
--------------------------------
www.sealebeers.com


        AGREEMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
        ----------------------------------------------------------


We have reviewed the Form 8-K for Your Event, Inc. dated July 15, 2010, and are in agreement with management's determination that accounting and bookkeeping fees were not properly stated, and that the previously issued financial statements included in the Company's Form 10-K for the year ended August 31, 2009 which was filed on or about December 1, 2009 should not be relied upon.


/s/ Seale and Beers, CPAs
-------------------------
    Seale and Beers, CPAs
    Las Vegas, Nevada
    July 22, 2010


        Seale and Beers, CPAs   PCAOB & CPAB Registered Auditors
            50 S. Jones Blvd, Ste 202, Las Vegas, NV  89107
                   (888)727-8251 Fax: (888)782-2351

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